                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE                                                                                                                              July 23, 2015

Almost Family Announces Strategic Acquisition of
Technology Enabled Health Assessment Company

Acquires Ingenios Health Co.

Louisville, KY – LOUISVILLE, Ky., July 23, 2015 -- Almost Family, Inc. (NASDAQ: AFAM) today announced the acquisition of Jacksonville, FL based Ingenios Health Co. (Ingenios).  Ingenios is a leading provider of technology enabled in-home clinical assessments for Medicare Advantage, Managed Medicaid and Commercial Exchange lives in 7 states and Washington, D.C.

Highlights:
•	Strategic entry into the growing health assessment market
•
Performs in-home and in-facility Health Risk Assessments on behalf of payers (i.e. Medicare Advantage, Managed Medicaid, Commercial Exchange, and long term care) using proprietary tablet-based technology platform

•	Strategic entry into the Nurse Practitioner business brings a higher skill level and useful connecting point integral to development of healthcare delivery model
•	New health assessment capabilities provide key element in evolution of improved care planning and delivery as healthcare delivery and reimbursement models evolve
•	Management team has significant development experience in logistics, software, preventive medicine, and innovative technology-enabled healthcare services
•	John Shermyen, Ingenios Health CEO, to lead Almost Family’s Healthcare Innovations segment
•	Performed over 10,000 in-home assessment visits in 2014

Company Comments
William B. Yarmuth, Chairman and CEO commented on the investment: “We are extremely excited to make this very strategic investment to participate in the rapidly evolving areas of health risk assessments and care coordination.  By using nurse practitioners to conduct comprehensive health assessments in patients’ homes and physician practices, we believe Ingenios will provide a foundational basis for improved care planning and delivery with meaningful cost savings.  We look forward to developing the Ingenios model in markets in which we currently provide home health and ACO services as well as in new markets we can develop together.”

John Shermyen, CEO of Ingenios commented: “Ingenios was founded on the basic principle that intelligent prevention is the key to providing true care coordination and improved patient quality to reduce the overall medical burden and improve patient’s quality of care, a principle we feel is a perfect complement to Almost Family’s long-term strategic vision.  I am truly excited to have the opportunity to lead the Healthcare Innovation segment, and to be an investor and participant in the continuation of Almost Family’s growth strategy.”

Yarmuth concluded: “We are extremely pleased to welcome John Shermyen and his outstanding management team who will take a leadership role in our HealthCare Innovations segment.  We believe the evolution of the US healthcare delivery system will ultimately require providers to accept financial risk for the clinical and cost outcomes we produce.  We also believe assessment, care planning and innovative technology capabilities are essential as we position ourselves to succeed in that environment.  We expect this transaction along with John’s long-track record of growing and developing innovative businesses such as Logisticare to be real assets for us as we continue to evolve our business model to address the challenges of the rapidly changing US healthcare delivery system.”

Prior to founding Ingenios, Mr. Shermyen was the founder and former CEO of LogistiCare Solutions, an access management company serving some 13 million Medicaid and Medicare Advantage lives in 43 states.  Under John’s leadership LogistiCare grew to revenues of over $460 million primarily from capitated non-emergency medical transportation programs.

Terms of the Transaction
Almost Family has acquired 100% of the equity of Ingenios for approximately 260,000 shares of Almost Family common stock plus $2 million in cash.  Ingenios is expected to be mildly dilutive to EPS in 2015 and accretive to EPS in 2017.  The Company will include the operations of Ingenios in its Healthcare Innovations reporting segment.

About Almost Family, Inc.
Almost Family, Inc., founded in 1976, is a leading regional provider of home health nursing services, with branch locations in Florida, Ohio, Tennessee, Kentucky, Connecticut, New Jersey, Massachusetts, Indiana, Pennsylvania, Georgia, Missouri, Illinois, Mississippi and Alabama (in order of revenue significance).  Almost Family, Inc. and its subsidiaries operate a Medicare-certified segment, a personal care segment and a healthcare innovations segment.  Almost Family operates over 220 branch locations in fourteen U.S. states.

Forward Looking Statements
All statements, other than statements of historical facts, included in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of forward-looking terminology such as "may," "will," "expect," "believe," "estimate," "project," "anticipate," "continue," or similar terms, variations of those terms or the negative of those terms. These forward-looking statements are based on the Company's current plans, expectations and projections about future events.

Because forward-looking statements involve risks and uncertainties, the Company's actual results could differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. The potential risks and uncertainties which could cause actual results to differ materially include: regulatory approvals or third party consents may not be obtained; the impact of further changes in healthcare reimbursement systems, including the ultimate outcome of potential changes to Medicare reimbursement for home health services and to Medicaid reimbursement due to state budget shortfalls; the ability of the Company to maintain its level of operating performance and achieve its cost control objectives; changes in our relationships with referral sources; the ability of the Company to integrate acquired operations including obtaining synergies, integration objectives and anticipated timelines; government regulation; health care reform; pricing pressures from Medicare, Medicaid and other third-party payers; changes in laws and interpretations of laws relating to the healthcare industry; the ability of the Company to integrate, manage and keep secure our information systems; changes in the marketplace and regulatory environment for Health Risk Assessments; and the Company’s self-insurance risks.  For a more complete discussion regarding these and other factors which could affect the Company's financial performance, refer to the Company's various filings with the Securities and Exchange Commission, including its filing on Form 10-K for the year ended December 31, 2014, in particular information under the headings "Special Caution Regarding Forward-Looking Statements" and “Risk Factors.” With regard to the Company’s investment in Ingenios, in particular given that it is a development-stage enterprise, there can be no assurance that its operational and developmental objectives will be realized or that the Company’s investment in Ingenios will be realized in future returns.  The Company undertakes no obligation to update or revise its forward-looking statements.

Contact:
Almost Family, Inc.
Steve Guenthner
(502) 891-1000